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                                                                    Exhibit 99.2

KIRKLAND & ELLIS LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4675
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Richard L. Wynne (RW-5630)

KIRKLAND & ELLIS LLP
777 South Figueroa Street
Los Angeles, California 90017
Telephone: (213) 680-8400
Facsimile: (213) 680-8500
Sharon M. Kopman (SK-3295)

Reorganization Counsel for Debtors and
Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
------------------------------   x   Chapter 11
In re:                           :
                                 :   Case No. 03-15261 (SMB)
DDI CORP., et al.,               :
                                 :   (Jointly Administered with Case No. 03-
                    Debtors.     :   15260)
------------------------------   x

                AMENDMENT TO DEBTORS' FIRST AMENDED JOINT PLAN OF
                                 REORGANIZATION
                           DATED AS OF AUGUST 30, 2003


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                                 I. INTRODUCTION

     This amendment (the "Amendment") to the Debtors' First Amended Joint Plan of Reorganization dated as of August 30, 2003 (as may be further amended, amended and restated, supplemented or modified from time to time) (the "Plan") is being filed by DDi Corp. ("DDi Corp.") and DDi Capital Corp. ("DDi Capital", together with DDi Corp., the "Debtors") to effect certain modifications to (a) the definition of "Released Claims" to clarify that nothing in the Plan releases claims of the United States of America or its agencies or subdivisions (the "United States") against the non-Debtors; and (b) the structure of the issuance of preferred stock relating to DDi Europe Limited ("DDi Europe"), a non-debtor wholly-owned subsidiary of DDi Corp. (such modified structure will be referred to herein as the "Modified Structure"), to holders of Allowed Class 6a Claims and Allowed Class 6b Claims. Upon the occurrence of certain events more fully described below, the Modified Structure will be implemented on the effective date of the Plan (the "Effective Date"). The Debtors believe that the modification to the definition of "Released Claims" and the Modified Structure, if implemented, will not materially impair the treatment of the holders of the Debtors' Allowed Claims (as defined in the Plan) and Allowed Equity Interests (as defined in the Plan) (each, a "Holder" and collectively, the "Holders") as contemplated by the Plan prior to this Amendment.

                                 II. DEFINITIONS

     The following defined terms are used in this document. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.

     2.1 BOS. The Governor and Company of the Bank of Scotland, in its various capacities under the BOS Credit Facility.

     2.2 BOS Consent. The consent of BOS, pursuant to the BOS Credit Facility, to the issuance of New Preferred Stock by DDi Europe, which shall be in form and substance reasonably

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satisfactory to the Co-Sponsors and the Required Lenders; provided, however, that if BOS consents to the issuance of the New Preferred Stock that is in strict conformity with the terms and conditions set forth in Exhibit "3" to the Plan, and no other terms and conditions of such consent shall modify the terms and conditions set forth in such Exhibit "3", such consent shall be deemed in form and substance reasonably satisfactory to the Required Lenders provided that a copy of such consent shall have been provided to the Secured Lenders within a reasonable time prior to it becoming effective.

     2.3 BOS Credit Facility. That certain Amended and Restated Facilities Agreement dated as of May 27, 1999 by and between DDi Europe and BOS.

     2.4 New DDi Corp. Preferred Stock. The new preferred stock of Reorganized DDi Corp., issued on the Effective Date, which shall be governed by the Amended and Restated DDi Corp. Certificate of Incorporation and shall represent all of the New DDi Corp. Preferred Stock. The New DDi Corp. Preferred Stock shall have substantially the terms and conditions set forth in Exhibit "1" hereto. The precise terms and conditions of the New DDi Preferred Stock shall be agreed upon by the Co-Sponsors and the Required Lenders and described in an Exhibit to the Plan Documentary Supplement. However, the New DDi Corp. Preferred Stock shall be a preferred equity obligation of Reorganized DDi Corp and shall have an initial aggregate liquidation preference of $15,000,000. In addition, the New DDi Corp. Preferred Stock shall be subject, without limitation, to the following terms and conditions:

     (i) any and all rights, claims, liens, and interests of the Secured Lenders or other holders under the New DDi Corp. Guarantee and Pledge Agreement and any other Restructuring Loan Document to the extent that it creates a claim against DDi Corp. or lien on any asset of DDi Corp. will be subordinate contractually to any and all rights, claims and interests (including,

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without limitation, unpaid dividends and other accretions both before and after any insolvency case or proceeding of Reorganized DDi Corp.) under the New DDi Corp. Preferred Stock with respect to the (A) the capital stock of DDi Europe and (B) any cash, property, or other assets of DDi Europe or any of its subsidiaries that is transferred to Reorganized DDi Corp. by way of dividend or otherwise ((A) and (B) are collectively referred to herein as the "DDi Europe Value") until the New DDi Corp. Preferred Stock is fully redeemed;

     (ii) any and all rights, claims, liens, or interests of the Holders of Allowed Class 5 Claims or other holders under the New Senior Accreting Notes shall be subordinate structurally and contractually to any and all rights, claims, and interests (including, without limitation, unpaid dividends and other accretions both before and after any insolvency case or proceeding of Reorganized DDi Corp.) under the New DDi Corp. Preferred Stock with respect to the DDi Europe Value (the form and substance of such contractual subordination shall be reasonably acceptable to holders of a majority of the aggregate principal amount of the Senior Discount Notes);

     (iii) no DDi Europe Value will be paid to or held by the holders of claims, liens, or interests under the Pre-Restructuring Loan Documents, the Restructuring Loan Documents, or the New Senior Accreting Notes until the New DDi Corp. Preferred Stock is fully redeemed; provided, however, that after the New DDi Corp. Preferred Stock is fully redeemed, all of the DDi Europe Value shall be available, without limitation, to satisfy obligations under Reorganized DDi Corp.'s then existing agreements;

     (iv) in the event that the Debtors are able to obtain the BOS Consent on or after the date the Modified Structure is implemented, the New DDi Corp. Preferred Stock shall convert into or

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be exchanged for New Preferred Stock consistent with the terms and conditions set forth in the Amended and Restated DDi Europe Articles of Association;

     (v) only DDi Europe Value shall be used to effect any distributions and/or redemptions under the New DDi Corp. Preferred Stock; and

     (vi) the New DDi Corp. Preferred Stock shall have no rights, claims and interests in and to any other assets and equity interests, whether direct or indirect, of Reorganized DDi Corp.

                             III. MODIFIED STRUCTURE

     The Debtors will implement the Modified Structure on the Effective Date in the event that BOS, on or prior to five (5) Business Days preceding the Effective Date, does not provide the BOS Consent. Under the Modified Structure, Reorganized DDi Corp. (not DDi Europe) shall on the Effective Date issue all of the New DDi Corp. Preferred Stock to Holders of Allowed Class 6a Claims and Allowed Class 6b Claims.

     The subordination and rights described in the definition of New DDi Corp. Preferred Stock shall be effected pursuant to the Plan, the New DDi Corp. Guarantee and Pledge Agreement and any other Restructuring Loan Document to the extent it creates a claim against DDi Corp. or lien on any asset of DDi Corp., and the New Senior Accreting Note Indenture.

              IV. MODIFICATIONS TO CERTAIN EXISTING PLAN PROVISIONS

     The following provisions in the Plan will be modified as follows to account for the Modified Structure.

     4.1 Definitions. Sections 2.1 to 2.4 above are hereby inserted into Section II of the Plan. In addition, Section 2.1.93 of the Plan is amended and restated in its entirety as follows:

     "New DDi Corp. Securities. Collectively, the New Common Stock, the New Warrants, the New DDi Corp. Preferred Stock (if the Modified Structure is implemented) and the Management Options."

     Section 2.1.104 of the Plan is amended and restated in its entirety as follows:

     "Plan Documents. Collectively, the Amended and Restated DDi Corp. Certificate of Incorporation; the Amended and Restated DDi Corp. Bylaws, the Amended and Restated DDi Europe Articles of Association (to be effective only if the Modified Structure is not implemented), the New Warrant Agreements, the Management Incentive Plan, the Registration Rights Agreements, the New Senior Accreting Note Indenture and any other documents required by the Plan, excluding any of the Restructuring Loan Documents (other than the Secured Lender Warrant Agreement, the New Common Stock Registration Rights Agreement and the New DDi Corp. Guarantee and Pledge Agreement), or determined by the Co-Sponsors and the Required Lenders to be necessary or advisable to implement the Plan. The Plan Documents shall be in form and substance acceptable to the Co-Sponsors and the Required Lenders. Final or near-final versions of the Plan Documents shall be filed with the clerk of the Bankruptcy Court as part of the Plan Documentary Supplement as early as practicable (but in no event later than ten (10) Business Days prior to the commencement of the Confirmation Hearing or on such other date as the Bankruptcy Court may establish)."

     Section 2.1.113 of the Plan is amended and restated in its entirety as follows:

     "Released Claims. Any and all of the following Claims and Causes of Action that arose up to and including the Effective Date and/or relate to, in any way, any Claims or Causes of Action that arose up to and including the Effective
Date:

     (i) actions or omissions or courses of conduct of any Released Party with respect to any indebtedness arising under or with respect to any credit facility or any other arrangement under which any of the Debtors or any of their respective subsidiaries is or was a borrower or guarantor, the Pre-Restructuring Loan Documents, the 5.25% Convertible Subordinated Notes, the

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6.25% Convertible Subordinated Notes, the Senior Discount Notes or any
investment (direct or indirect) in any common or preferred equity of any of the Debtors (including, without limitation, any action or omission of any Released Party with respect to the issuance, acquisition, holding, voting or disposition of any such investment),

     (ii) actions or omissions or courses of conduct of any Released Party as an officer, director, employee or agent of, or advisor to, any of the Debtors, the Debtors' respective subsidiaries, the Senior Debt Parties, the 5.25% Convertible Subordinated Debt Parties, the 6.25% Convertible Subordinated Debt Parties or the Senior Discount Parties,

     (iii) disclosures made or not made by any person to any current or former Holder of any indebtedness arising under or with respect to any credit facility or any other arrangement under which any of the Debtors or any of the Debtors' respective subsidiaries is or was a borrower or a guarantor, the Pre-Restructuring Loan Documents, the 5.25% Convertible Subordinated Notes, the 6.25% Convertible Subordinated Notes or the Senior Discount Notes,

     (iv) consideration paid in respect of any investment (direct or indirect) by any Person in any indebtedness arising under or with respect to any credit facility or any other arrangement under which any of the Debtors or any of the Debtors' respective subsidiaries is or was a borrower or a guarantor, Pre-Restructuring Loan Documents, the 5.25% Convertible Subordinated Notes, the 6.25% Convertible Subordinated Notes, the Senior Discount Notes, any common or preferred equity investment (direct or indirect) in any of the Debtors or in respect of any services provided or to be provided to any of the Debtors under any management agreement or otherwise,

     (v) Claims for equitable subordination or other recharacterization of any claim of any of the Senior Debt Parties, the 5.25% Convertible Subordinated Debt Parties, the 6.25% Convertible Subordinated Debt Parties and the Senior Discount Parties,

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

     (vi) avoidance Claims the Debtors and their respective Estates have or may have against any of the Senior Debt Parties, the 5.25% Convertible Subordinated Debt Parties, the 6.25% Convertible Subordinated Debt Parties and the Senior Discount Parties under Sections 542, 543, 544, 547, 548, 549, 553, or 724(a) of the Bankruptcy Code, under applicable state law or otherwise, in respect of any payments or transfers made, obligations incurred or any contracts, agreements or arrangements involving any of the Released Parties,

     (vii) any fiduciary duty of any of the Released Parties to any of the Debtors or their respective Estates or which the Estates might have asserted or any of their creditors or Holders,

     (viii) actions taken or not taken or course of conduct in connection with the contemplated Plan, the restructuring and the petitions or otherwise in respect in the Chapter 11 Cases, including but not limited to, any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the RSA, PSA or SDNPSA, or any other act taken or omitted to be taken in connection with or in contemplation of the Restructuring of the Pre-Restructuring Bank Indebtedness, the Convertible Subordinated Notes, or the Senior Discount Notes, and

     (ix) Claims, obligations, rights, Causes of Action and liabilities which the Debtors and any of their respective successors, assigns, affiliates and subsidiaries (other than DDi Europe and its European subsidiaries) may assert against the Released Parties, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Confirmation Date, in any way relating to the Chapter 11 Cases, the Restructuring or the Plan; provided, however, that Released Claims shall not include Claims or Causes of Action arising out of any such Released Party's gross negligence or willful misconduct, provided, however, that notwithstanding anything contained herein to the contrary, nothing in this Plan or the transactions contemplated by and authorized pursuant to the Plan release any non-Debtor from any claims of the United States, or modify, alter, impair, or in any way affect the claims and rights of the United States or the application of any laws or regulations of the United States as to any person or entity other than the Debtors."

     4.2 Treatment of Claims and Equity Interests. Section 6.6 of the Plan is amended and restated in its entirety as follows:

     "Class 6a - Allowed Class 6a Claims - 5.25% Convertible Subordinated Notes (Impaired). Class 6a consists of Allowed Class 6a Claims. All Class 6a Claims are Allowed Class 6a Claims. On the Effective Date, on account of and in full and complete satisfaction of all Allowed Class 6a Claims asserted against any and all Debtors, each Holder of an Allowed Class 6a Claim shall receive, (i) a Pro Rata share of 43.24% of the outstanding shares of New Common Stock, subject to dilution for (A) all New Common Stock issuable under the Management Incentive Plan upon the exercise of the Management Options therein, and (B) all New Common Stock issuable upon the exercise of the New Warrants; and (ii) a Pro Rata share of (A) 45.45% of the outstanding shares of New Preferred Stock (only if the Modified Structure is not implemented) or (B) 50% of the outstanding shares of New DDi Corp. Preferred Stock (only if the Modified Structure is implemented)."

     Section 6.7 of the Plan is amended and restated in its entirety as follows:

     "Class 6b - Allowed Class 6b Claims - 6.25% Convertible Subordinated Notes (Impaired). Class 6b consists of Allowed Class 6b Claims. All Class 6b Claims are Allowed Class 6b Claims. On the Effective Date, on account of and in full and complete satisfaction of all Allowed Class 6b Claims asserted against any and all Debtors, each Holder of an Allowed Class 6b Claim shall receive, (i) a Pro Rata share of 50.76% of the outstanding shares of New Common Stock subject to dilution for (A) all New Common Stock issuable under the Management Incentive Plan upon the exercise of the Management Options therein and (B) all New Common Stock issuable upon the exercise of the New Warrants; and (ii) a Pro Rata share of (A) 45.45% of the outstanding shares of New Preferred Stock (if the Modified Structure is not implemented) or (B) 50% of the outstanding shares of New DDi Corp. Preferred Stock (if the Modified Structure is implemented)."

     4.3 Means for Implementing the Plan. Section 8.7 of the Plan is amended and restated in its entirety as follows:

     "Issuance of New Preferred Stock or New DDi Corp. Preferred Stock. On the Effective Date, DDi Europe shall issue the New Preferred Stock (only if the Modified Structure is not implemented) or Reorganized DDi Corp. shall issue the New DDi Corp. Preferred Stock (only if the Modified Structure is implemented) in accordance with the Plan, consistent with the Amended and Restated DDi Europe Articles of Association or the Amended and Restated DDi Corp. Certificate of Incorporation, as the case may be, and other Plan Documents, which shall be distributed as described herein. On the Effective Date, the New Preferred Stock or the New DDi Corp. Preferred Stock, as the case may be, shall be issued to the Holders of Allowed Class 6a Claims and Allowed Class 6b Claims in accordance with sections 6.6 and 6.7 of the Plan. The Amended and Restated DDi Europe Articles of Association and the Amended and Restated DDi

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Corp. Certificate of Incorporation shall be substantially in the forms attached as Exhibits to the Plan Documentary Supplement. All shares of New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, issued pursuant to the Plan will be, upon such issuance, validly issued, and non-assessable and fully paid. The terms of the New Preferred Stock are more fully described in the term sheet attached as Exhibit "3" to the Plan. The terms of the New DDi Corp. Preferred Stock will be substantially similar to the terms of the New Preferred Stock and are more fully described in Exhibit "1" hereto and in an Exhibit to the Plan Documentary Supplement."

     Section 8.12 of the Plan is amended and restated in its entirety as follows:

     "Management/Board of Directors. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of the Reorganized Debtors' newly constituted Board of Directors (each a "Board" and collectively, the "Boards"), who shall thereafter have the responsibility for the management and control of the Reorganized Debtors. Immediately following the Effective Date, the New Board of Reorganized DDi Corp. shall consist of seven members, comprised as follows: (a) Bruce McMaster, (b) David Blair, (c) two Convertible Subordinated Note Holder designees (designated by the Ad Hoc Convertible Note Holder Committee prior to distribution of the Plan) which designees will be included in the Plan as sent to the Convertible Subordinated Note Holders for approval and (d) three Convertible Subordinated Note Holder designees (selected by the Ad Hoc Convertible Note Holder Committee prior to distribution of the
Plan) which designees will be included in the Plan as sent to the Convertible Subordinated Note Holders for approval (designees will be selected from list to be developed in conjunction with Reorganized DDi Corp., the Ad Hoc Convertible Note Holder Committee and their respective advisors). Prior to or immediately following the Effective Date of the Plan, Reorganized DDi Corp. shall use commercially reasonable efforts to provide to the Ad

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Hoc Convertible Note Holder Committee the names of at least three directors who meet the "independence" standards of the Securities and Exchange Commission and the Nasdaq National Market (whether or not Reorganized DDi Corp. or any of the securities of Reorganized DDi Corp. are subject to such standards). After the Effective Date of the Plan, and not less than annually thereafter, prior to any election by the stockholders or appointments by the Board (only if there are not remaining at the time of any such appointment by the Board, two members of the Board who have been previously recommended as nominees by the Preferred Stock Representatives (as defined below)), two Holders of the New Preferred Stock or New DDi Corp. Preferred Stock (only if the Modified Structure is implemented) (who in either case initially will be Providence Capital, LLC and Tablerock Fund Management, LLC (the "Preferred Stock Representatives"), together, shall make reasonable recommendations in good faith (the "Designation Right") to the Board (or more frequently in the event any such Holder transfers any of its shares of New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, along with its Designation Right to an unaffiliated third party) with respect to two nominees, who shall be qualified and otherwise appropriate candidates for the Board in the event of an election by the stockholders and a number of nominees necessary to result in there being two acting members of the Board who have been recommended by such Preferred Stock Representatives in the event of an appointment by the Board. Such recommendation may be made by delivering notice thereof to Reorganized DDi Corp. within sixty (60) days after the written request by the Board of names for consideration (or more frequently in the event such Holder of New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, and any transferee thereof each certify that such Holder of New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, has transferred its shares of New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, to such

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transferee). The Board shall submit a written request for names for consideration once a year (or more frequently in the event such Holder of New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, and any transferee thereof each certify that such Holder of New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, has transferred its shares of New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, to such transferee). If at any time while the New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, remains outstanding, those nominees recommended by such Holders of the New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be, are not appointed by the Board to the Board (if the appointments are determined by the Board) or nominated by the Board or management of Reorganized DDi Corp. for election by the stockholders of Reorganized DDi Corp. to the Board, then as a remedy to the Holders of the New Preferred Stock or the New DDi Corp. Preferred Stock, as the case may be, for breach of the Designation Right, the New Preferred Stock or the New DDi Corp. Preferred Stock, as the case may be, shall bear a dividend rate equal to 17% per annum effective retroactively to the date of issuance (until such time as two nominees recommended to the Board pursuant to the foregoing procedures are appointed or nominated, whereupon the dividend rate shall be decreased to 15% per annum commencing on the date of such complying appointments or nominations.) Notwithstanding the foregoing, if (i) any member of the Board who holds New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be (or who is a stockholder, director, member, partner, employee or otherwise an affiliate of a person or entity who holds New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be) (each, a "Preferred Stock Board Member") votes against an appointment or nominee to the Board recommended by such holders of the New Preferred Stock or New DDi Corp. Preferred Stock, as the case may be (the "Recommended Board Member") in accordance with the foregoing

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provisions, (ii) such Recommended Board Member is not appointed or nominated to the Board because one or more Preferred Stock Board Members votes against such Recommended Board Member and (iii) such Recommended Board Member would have been appointed or nominated to the Board had such Preferred Stock Board Member voted for such Recommended Board Member, then there shall be no increase in the dividend rate pursuant to the provisions of this section."

     Section 8.13 of the Plan is amended and restated in its entirety as follows:

     "Corporate Actions. On the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects (subject to the provisions of the Plan) by virtue of the entry of the Confirmation Order, in accordance with the Bankruptcy Code and applicable State law (including but not limited to section 303 of the Delaware General Corporations Law, to the extent applicable, and any analogous provision of the business corporation law or code of each other State in which any Reorganized Debtor is incorporated or organized) and without any requirement of further action by the stockholders, officers or directors of the Debtors or the Reorganized Debtors or DDi Europe, including, without limitation, the following: (a) the adoption and the filing with the Secretary of State of the State of Delaware of the Amended and Restated DDi Corp. Certificate of Incorporation; (b) the adoption of the Amended and Restated DDi Corp. Bylaws; (c) the adoption and filing with Companies House of the Amended and Restated DDi Europe Articles of Association (only if the Modified Structure is not implemented); (d) the issuance by DDi Europe of the New Preferred Stock (only if the Modified Structure is not implemented), (e) the issuance by Reorganized DDi of the New Common Stock, the New DDi Corp. Preferred Stock (only if the Modified Structure is implemented), the New Warrants and the Management Options contemplated under the Management Incentive Plan; (f) the execution and the delivery of, and the performance under, each of the Plan Documents, the Restructuring Loan

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Documents and all documents and agreements contemplated by or relating to any of the foregoing; and (g) the removal of all members of the respective Boards of Directors of the Debtors and the election of all members of the Boards of Directors of the Reorganized Debtors designated pursuant to the Plan. All matters provided for under the Plan involving the corporate structure of the Debtors or Reorganized Debtors and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect pursuant to the Bankruptcy Code, without any requirement of further action by the shareholders, officers or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors are authorized and directed to execute and to deliver the Plan Documents, the Restructuring Loan Documents and any other agreements, documents and instruments contemplated by the Plan, the Plan Documents or the Restructuring Loan Documents in the name and on behalf of the Reorganized Debtors."

     4.4 Distributions. Section 9.4 of the Plan is amended and restated in its entirety as follows:

     "De Minimis Distributions and Fractional Shares. No Cash payment shall be made by the Reorganized Debtors to any Holder of Allowed Claims (other than Administrative Claims) unless a request therefore is made in writing to the Reorganized Debtors. No fractional shares of New Common Stock and New Preferred Stock (or New DDi Corp. Preferred Stock if the Modified Structure is implemented) shall be distributed; any entity that otherwise would be entitled to receive a fractional share distribution under this Plan shall instead receive an amount of shares rounded down to the next whole number. Any securities or other property that is not distributed as a consequence of this section shall, after the last distribution on account of Allowed Claims in the

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applicable Class be treated as "Unclaimed Property" under the Plan. This section
9.4 shall not apply to any of the Secured Lenders."

     Section 9.7 of the Plan is amended and restated in its entirety as follows:

     "Disposition of Unclaimed Property. If the Person entitled thereto notifies the Distribution Agent, the 5.25% Trustee, the 6.25% Trustee or the Senior Discount Trustee, as the case may be, of such Person's claim to the distribution of Unclaimed Property within nine (9) months following the Effective Date, the Unclaimed Property distributable to such Person, together with any interest or dividends earned thereon, shall be paid or distributed to such Person. Any Holder of an Allowed Claim, Allowed Administrative Claim, Allowed Class 5 Claim, Allowed Class 6a Claim or Allowed Class 6b Claim that does not assert a claim in writing for Unclaimed Property held by the Distribution Agent, the 5.25% Trustee, the 6.25% Trustee or the Senior Discount Trustee, as the case may be, within nine (9) months after the Effective Date shall no longer have any claim to or interest in such Unclaimed Property, and shall be forever barred from receiving any distributions under this Plan or otherwise from the Distribution Agent, the 5.25% Trustee, the 6.25% Trustee or the Senior Discount Trustee, as the case may be. In such cases, any Unclaimed Property held for distribution on account of such Allowed Claims, Administrative Claims, Allowed Class 5 Claims, Allowed Class 6a Claims and Allowed Class 6b Claims shall be retained by the Distribution Agent, the 5.25% Trustee, the 6.25% Trustee or the Senior Discount Trustee, as the case may be, as follows: pursuant to Bankruptcy Code section 347(b), (a) any undistributed Cash shall be the property of the Distribution Agent; provided, however, that any undistributed Cash whose distribution is governed by the Existing Senior Discount Note Indenture shall be returned by the Senior Discount Trustee to the Distribution Agent and distributed by the Distribution Agent to DDi Capital, (b) any undistributed New DDi

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Corp. Securities (other than the Secured Lender Warrants) shall be the property of the Distribution Agent; provided, however that any undistributed New Common Stock and New Preferred Stock (or New DDi Corp. Preferred Stock if the Modified Structure is implemented) which was distributed for the benefit of the Convertible Subordinated Note Holders shall be retained by or transferred to the 5.25% Trustee or the 6.25% Trustee, as the case may be, and distributed Pro Rata to Holders of Allowed Class 6a Claims and Allowed Class 6b Claims that have claimed their initial distributions, in each case, free from any restrictions thereon, and such undistributed Cash or securities shall not be subject to the unclaimed property or escheat laws of any State or other governmental unit. This section 9.7 shall not apply to any of the Secured Lenders.

Date: October 31, 2003                         DDi Corp., a Delaware corporation


                                               By: /s/ Timothy J. Donnelly
                                                   -----------------------------
                                                   Name: Timothy J. Donnelly
                                                   Title: Vice President


Date: October 31, 2003                         DDi Capital Corp., a California
                                               corporation


                                               By: /s/ Timothy J. Donnelly
                                                   -----------------------------
                                                   Name: Timothy J. Donnelly
                                                   Title: Vice President

Submitted by:
Kirkland & Ellis LLP


By: /s/ Sharon M. Kopman
    -----------------------------------------------
    Richard L. Wynne (RW-5630)
    Sharon M. Kopman (SK-3295)
    Christian C. Lymn (CL - 3159)
    Attorneys for Debtors and Debtors-In-Possession

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